                                                                  Exhibit (a)(5)

                                 TRANSPRO, INC.
                                 100 Gando Drive
                          New Haven, Connecticut 06513
                               Phone: 203-401-6450
                                Fax 203-401-6470


August 6, 2001

TO EMPLOYEES TENDERING OPTIONS TO PURCHASE COMMON STOCK UNDER THE 1995 STOCK PLAN HAVING AN EXERCISE PRICE IN EXCESS OF $4.00 PER SHARE:

     This letter provides the results of our offer to exchange all outstanding options to purchase common stock having an exercise price in excess of $4.00 per share under our 1995 Stock Plan for new options under our 1995 Stock Plan. The offer expired at 5:00 p.m., New York time, on August 2, 2001. On August 3, 2001, pursuant to the terms and conditions of the offer, we accepted for exchange options tendered for a total of ____________ shares of common stock and canceled all such options.

     We have accepted for exchange and canceled the options tendered by you that were exercisable for the number of option shares as set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the offer, you will have the right to receive a new option under the 1995 Stock Plan for the number of shares of common stock that is equal to:

     o one-half of the number of shares subject to the options tendered by you and accepted for exchange if the exercise price of the tendered option is greater than $4.00 but less than $6.00, and

     o one-third of the number of shares subject to the options tendered by you and accepted for exchange if the exercise price of the tendered option is equal to or greater than $6.00,

     as adjusted for any stock splits, stock dividends and similar events.

     The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the closing price per share of our common stock on the New York Stock Exchange on the date immediately preceding the date of grant. As this date is in the future, we cannot predict the exercise price of the new options.

     Each new option will be 100% vested if the tendered options for which such new option is exchanged were 100% vested on the date of cancellation, provided that such new option may not be exercised for a period of six months after the date of grant. Each new option that is received in exchange for tendered options not fully vested on the cancellation date will be subject to a new vesting schedule such that such new options will vest at the rate of one-third of the total shares underlying the option on the one-year anniversary of the date of grant and one-third of the total shares on each of the two-year and three-year anniversaries of the date of grant.

     In accordance with the terms of the offer to exchange, we will grant you the new options on or about February 6, 2002. At that time, as described in the offer to exchange, we will enter into a new option agreement with you.

     In accordance with the terms of the offer to exchange, you must be an employee of TransPro, Inc. or one of our subsidiaries continuously from the date you tender options through the date we grant the new options in order to receive new options. If for any reason you are not employed by us continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. The tendered options have been canceled whether or not vested prior to the tender.

     If you have any questions about your rights in connection with the grant of a new option, please call the undersigned or Jeffrey L. Jackson at (203) 401-6414.


Sincerely,






Charles E. Johnson
President and Chief Executive Officer

Attachment

                                  Attachment A

                                  Optionee Name
                                  -------------


Grant Date of Tendered Option    Exercise Price     Shares Under Tendered Option
-----------------------------    --------------     ----------------------------